Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of April 30, 2018, is entered into by and among ILG, Inc., a Delaware corporation (“ILG”), Marriott Vacations Worldwide Corporation, a Delaware corporation (“MVW”), Qurate Retail, Inc., a Delaware corporation and a shareholder of ILG (the “Shareholder”), and Liberty USA Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Shareholder (“Liberty USA Holdings”);

WHEREAS, concurrently with the execution of this Agreement, MVW, ILG, Holdco, Ignite Merger Sub, Volt Corporate Merger Sub and Volt LLC Merger Sub will enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which ILG will, following the consummation of the Combination Transactions, convert into a limited liability company and become a wholly-owned subsidiary of MVW;

WHEREAS, it is a condition to the consummation of the Combination Transactions that ILG obtain the approval of the Combination Transactions by the affirmative vote of the holders of a majority of all of its outstanding shares of common stock, par value $0.01 per share (“ILG Common Stock”), entitled to vote thereon;

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement;

WHEREAS, as of the date hereof, Shareholder is the beneficial owner, and Liberty USA Holdings is the record and beneficial owner, of 16,643,957 shares of ILG Common Stock (such shares of ILG Common Stock, together with any other shares of ILG Common Stock acquired by Shareholder and the Liberty Controlled Affiliates (as defined in the ILG Spinco Agreement, dated October 27, 2015, among ILG, Shareholder and Liberty USA Holdings (the “Amended Spinco Agreement”)) after the date hereof, being collectively referred to herein as the “Shareholder Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, MVW has required Shareholder to enter into this Agreement, and Shareholder has agreed and is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Agreements of Shareholder.

(a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of ILG however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, Shareholder shall vote (or cause to be voted) all Shareholder Shares or (as appropriate) execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement, and the transactions contemplated thereby and (ii) against any Competing Proposal and any agreement

(including, without limitation, any amendment of any agreement), amendment of ILG’s organizational documents or other action that is intended or would reasonably be expected to prevent or delay the consummation of the Combination Transactions; provided, however, that, in the event ILG makes an ILG Adverse Recommendation Change prior to receiving the ILG Stockholder Approval, then at any meeting of the ILG shareholders however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, in each case prior to the termination of this Agreement, Shareholder will have the right, in its sole discretion, to vote (or cause to be voted) all Shareholder Shares or (as appropriate) execute written consents in respect thereof, (x) as provided in clause (i) above or (y) in the same proportion as votes cast (or written consents executed) by the shareholders of ILG other than Shareholder with respect to the applicable matter (such proportion determined without inclusion of the votes cast by Shareholder) on any matter presented for approval by ILG’s shareholders regarding (A) the Combination Transactions, the Merger Agreement, and the transactions contemplated thereby and (B) any agreement (including, without limitation, any amendment of any agreement), amendment of ILG’s organizational documents or other action that is intended or would reasonably be expected to prevent or delay the consummation of the Combination Transactions. Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Notwithstanding the foregoing, nothing in this Agreement shall require Shareholder to vote in favor of, or otherwise act by written consent with respect to, or otherwise take any action that would result in, any Material Amendment to the Merger Agreement.

(b) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, none of Shareholder or the Liberty Controlled Affiliates shall directly or indirectly (for the avoidance of doubt, including by way of transfer or disposition (other than to Shareholder or another subsidiary of Shareholder) of the securities or assets of any subsidiary of Shareholder holding shares of ILG Common Stock such that such subsidiary ceases to be a subsidiary of Shareholder (subject to the proviso of this Section 1(b))) (i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares, (iii) take any action that would make any representation or warranty of Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling or delaying Shareholder from performing any of its obligations under this Agreement (except to the extent otherwise permitted by this Agreement) or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(b); provided, however, that the foregoing restrictions on Transfer will not be applicable to, and Shareholder will not be restricted or prohibited from taking, any of the following actions with respect to the Shareholder Shares (and the taking of such actions will not constitute a breach of this Agreement): (A) the entrance into any swap, hedge, forward sale or other similar arrangement (including with respect to the issuance of any security exchangeable into ILG Common Stock (an “Exchangeable Security”)), provided that in the case of this clause (A), (x) Shareholder (or one or more of the Liberty Controlled Affiliates) retains all voting rights in the Shareholder Shares and (y) Shareholder agrees not to physically settle such swap, hedge, forward sale or similar arrangement prior to the termination of this Agreement (provided, that, the restriction in (y) will not be applicable to any Exchangeable Security), (B) a bona fide pledge of, or grant of a security interest in, Shareholder Shares in connection with any financing arrangements with a financial institution that is in the business of engaging in such transactions (provided that Shareholder does not know or have reason to know that such financial institution is engaging in such transactions for the purpose of acquiring ILG Common Stock or voting rights with respect thereto for its own account or with an intent to transfer such ILG Common Stock or such rights to a particular person or group), including any resulting Transfer of such pledged shares (or shares in which a security interest has been granted) upon any foreclosure under the indebtedness underlying such pledge or security interest, so long as Shareholder (or one or more of its subsidiaries) retains full voting rights of such pledged shares (or shares in which a security interest has been granted) prior to such foreclosure and (C) any Transfer of Shareholder Shares to (1) a subsidiary of Shareholder or a Liberty Controlled Affiliate, including any subsidiary of Shareholder or Liberty Controlled Affiliate that ceases to be a subsidiary of Shareholder or a Liberty Controlled Affiliate as a result of any spin-off, split-off or similar distribution transaction, or (2) Liberty Media Corporation (“Liberty Media”) or a Controlled Affiliate (as defined in the Amended Spinco Agreement) thereof pursuant to an LM Transfer (as defined in the Amended Spinco Agreement), so long as such subsidiary of Shareholder or Liberty Controlled Affiliate or Liberty Media (or Controlled Affiliate thereof) executes an instrument, reasonably acceptable to ILG and MVW, assuming all the rights, benefits and obligations of Shareholder hereunder, which instrument shall be executed (x) in the case of a Transfer to a non-wholly owned subsidiary of Shareholder or Liberty Media (or a Controlled Affiliate thereof), prior to the date of such Transfer, and (y) in the case of a Transfer to a wholly owned subsidiary of Shareholder, prior to the consummation of any spin-off, split-off or similar distribution transaction.

(c) No Solicitation. Subject to Section 5(a) hereof, Shareholder shall immediately cease, and shall cause the Liberty Controlled Affiliates and its and their respective Representatives acting at the direction of Shareholder or such Liberty Controlled Affiliates to immediately cease, any discussions or negotiations with any third-party that may be ongoing with respect to a proposal relating to an ILG Alternative Transaction (a “Competing Proposal”) (for purposes of this Agreement, excluding any Transfer permitted by Section 1(b) above), or any proposal that could reasonably be expected to lead to a Competing Proposal, and shall request to have returned promptly any confidential information that has been provided since January 2017 in any such discussions or negotiations. Subject to Section 5(a) hereof, from the date hereof until the earlier of the Final Holdco Merger Effective Time or the date of termination of this Agreement in accordance with its terms, Shareholder shall not, and shall cause the Liberty Controlled Affiliates and its and their respective Representatives acting at the direction of Shareholder or such Liberty Controlled Affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated) any Competing Proposal or any proposal which would reasonably be expected to lead to a Competing Proposal, (ii) engage in any discussions or negotiations regarding any Competing Proposal or (iii) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to any Competing Proposal. Shareholder shall promptly, and in any event no later than 24 hours, after it receives (x) any Competing

Proposal or indication by any person that it is considering making a Competing Proposal, (y) any request for non-public information relating to ILG or its subsidiaries other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal or (z) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify ILG and MVW orally and in writing of any of the foregoing occurrences, the identity of the person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request, inquiry or Competing Proposal), including any modifications thereto. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1(c), this Section 1(c) shall not prohibit any discussions, negotiations, or Transfers related to any permitted Transfers pursuant to Section 1(b), and any Transfer permitted under Section 1(b) will not constitute a breach of this Section 1(c).

(d) Information for Proxy Statement; Publication. Shareholder consents to MVW and ILG publishing and disclosing in any filing required under Applicable Law, including the filing of this Agreement as an exhibit to any such filing, the filings contemplated by the Merger Agreement, Shareholder’s identity and ownership of ILG Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement. Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement and the transactions contemplated thereby without the prior written consent of ILG and MVW (which consent will not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law (which includes, for the avoidance of doubt, any filing by Shareholder on Schedule 13D (including the filing of this Agreement as an exhibit thereto) and any other filings required pursuant to applicable securities laws).

2. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to ILG and MVW as follows:

(a) Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by ILG and MVW, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) Consents and Approvals; No Violations. Other than filings under the Exchange Act and the HSR Act, and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by Shareholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Shareholder from, any Governmental Entity or any other person or entity, in connection with the execution and delivery of this Agreement by Shareholder. The execution, delivery and performance of this Agreement by Shareholder does not, and the consummation by Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default

(or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which Shareholder is a party or which is binding on it or its assets and will not result in the creation of any Lien on any of the assets or properties of Shareholder (other than the Shareholder Shares), except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or delay the performance by Shareholder of any of its obligations under this Agreement.

(c) Ownership of Shareholder Shares. As of the date of this Agreement, a wholly-owned subsidiary of Shareholder owns, beneficially and of record, all of the Shareholder Shares, free and clear of any proxy, voting restriction, adverse claim or other Lien (other than restrictions under (i) this Agreement, (ii) the Spinco Agreement, dated as of May 13, 2008, by and among IAC/InterActiveCorp (“IAC”), Shareholder (f/k/a Liberty Media Corporation), LMC Silver King, Inc., Liberty HSN II, Inc., LMC USA VIII, Inc., LMC USA IX, Inc., LMC USA XI, Inc., LMC USA XII, Inc., LMC USA XIII, Inc., LMC USA XIV, Inc., LMC USA XV, Inc., Liberty Tweety, Inc., BDTV Inc., BDTV II Inc., BDTV III Inc., BDTV IV Inc. and Barry Diller, as assigned to Liberty USA Holdings pursuant to the Affiliate Assignment and Assumption Agreement, dated as of August 20, 2008, among IAC, Shareholder and Liberty USA Holdings, and as assigned to ILG pursuant to the Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among IAC, ILG, Shareholder and Liberty USA Holdings (as amended, the “Spinco Agreement”) (iii) the Amended Spinco Agreement and (iv) U.S. federal and state securities laws). Without limiting the foregoing, as of the date hereof, except for restrictions in favor of ILG and MVW pursuant to this Agreement, a wholly-owned subsidiary of Shareholder has sole voting power and sole power of disposition with respect to all Shareholder Shares, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto (except as provided in this Section 2(c)) and no person other than Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares. As of the date hereof, none of Shareholder or any of its subsidiaries owns, beneficially or of record, any securities of ILG other than the ILG Common Stock which constitute Shareholder Shares.

(d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by ILG, MVW or any of their respective subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of Shareholder.

3. Representations and Warranties of ILG and MVW. Each of ILG and MVW hereby represents and warrants to Shareholder as follows:

(a) Authority. It has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by it and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) Consents and Approvals; No Violations. Other than necessary filings under the Exchange Act and HSR Act other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay its performance of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by such party with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Entity or any other person or entity, in connection with the execution and delivery of this Agreement by it. The execution, delivery and performance of this Agreement by such party does not, and the consummation by it of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which it is a party or which is binding on it or its assets and will not result in the creation of any Lien on any of its assets or properties, except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or delay the performance by such party of any of its obligations under this Agreement.

4. Termination. This Agreement shall terminate, and no party hereunder will have any further obligation to the other parties hereto upon and following such termination, on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Final Holdco Merger Effective Time and (c) the execution of any written instrument applicable to the Merger Agreement which amends, modifies or changes (or waives any right or obligation provided in) in a manner that is or is reasonably expected to be adverse to Shareholder (i) the definition of “Exchange Ratio” or “Cash Merger Consideration” contained in the Merger Agreement, (ii) the form of the Merger Consideration payable to Shareholder or the proportion of Stock Merger Consideration and Cash Merger Consideration to be received by Shareholder in the Combination Transactions with respect to each share of Holdco Common Stock (and indirectly ILG Common Stock) held by Shareholder or (iii) Article I (The Mergers and the LLC Conversion), Article II (Effect of the Combination Transaction on the Capital Stock of ILG and HoldCo; Exchange of Certificates), Section 4.2 (No Solicitation by ILG), Article VI (Conditions Precedent), Article VII (Termination, Amendment and Waiver) or Article VIII (General Provisions) thereof, or any defined term used in such Sections or Articles, or adds new provisions that are or are reasonably expected to be adverse to Shareholder (including any modifications or changes to the Merger Agreement which would cause the receipt by Shareholder of the Stock Merger Consideration to not be tax-free to it) (any of the foregoing, a “Material Amendment”), in each case, without the prior written consent of Shareholder. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination and (ii) the provisions of this Section 4 and Section 5 of this Agreement (including, for the avoidance of doubt, in the event of a termination under clause (b) above, the rights and obligations set forth in Section 5(q)) shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, Section 5(p) will not survive any termination of this Agreement except as otherwise specifically provided in Section 5(p).

5. Miscellaneous.

(a) Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by Shareholder in its capacity as owner of the Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit any Liberty Director (as defined in the Amended Spinco Agreement) from taking any action in his or her capacity as a director of ILG or any of its subsidiaries (or as a member of any committee thereof) that, in such person’s good faith determination, is necessary for him or her to comply with his or her fiduciary duties as a director of ILG or any of its subsidiaries.

(b) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Additional Shares. Until any termination of this Agreement in accordance with its terms, Shareholder shall promptly notify ILG and MVW of the number of Shareholder Shares, if any, as to which Shareholder and/or the Liberty Controlled Affiliates acquires record or beneficial ownership after the date hereof. Any Shareholder Shares as to which Shareholder and/or the Liberty Controlled Affiliates acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall become Shareholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any share split, share dividend or other change in the capital structure of ILG affecting ILG Common Stock, the number of shares of ILG Common Stock constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of ILG Common Stock or other voting securities of ILG issued to Shareholder in connection therewith.

(d) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing, without regard to the 60-day limitation in Rule 13d-3(d)(1)(i).

(e) Further Assurances.

(i) From time to time, at the request of ILG, and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(ii) The parties hereto will, and will cause their respective affiliates to, use reasonable best efforts to reasonably cooperate with respect to the preparation and submission of any filings under the HSR Act that Shareholder reasonably determines are necessary in connection with its receipt of MVW Common Stock in the Combination Transactions.

(f) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights hereunder.

(g) Assignment; Binding Effect. Except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5(g) shall be null and void.

(h) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(k) Descriptive Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l) Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to ILG, to:

ILG, Inc. 6262 Sunset Drive
Miami, Florida 33143
Attention:	Victoria J. Kincke, General Counsel
Email:	victoria.kincke@ilg.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP 1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Scott A. Barshay
David Klein
Email:	sbarshay@paulweiss.com
dklein@paulweiss.com

if to MVW, to:

Marriott Vacations Worldwide Corporation 6649 Westwood Blvd.
Orlando, FL 32821
Attention:	James H Hunter, IV
Email:	james.hunter@mvwc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis, LLP 601 Lexington Ave.
New York, NY 10022
Attention:	David Fox, P.C.
David Feirstein, P.C.
Email:	david.fox@kirkland.com
david.feirstein@kirkland.com

if to Shareholder, to:

Qurate Retail, Inc. 12300 Liberty Boulevard
Englewood, Colorado 80112
Attention:	General Counsel
Facsimile:	(720) 875-5401
Email:	legalnotices@libertymedia.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza, 44th Floor
New York, NY 10112
Attention:	Frederick H. McGrath
Renee L. Wilm
Email:	frederick.mcgrath@bakerbotts.com
renee.wilm@bakerbotts.com

or to such other address or facsimile number as the parties hereto may from time to time designate in writing.

(m) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(ii) All actions and proceedings arising out of or relating to this Agreement and the documents referred to herein shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware or, to the extent that either the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware does not have jurisdiction, in the Superior Court of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive, and agree not to assert, that it is not subject thereto or that such action or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or inconvenient or that this Agreement or any such document may not be enforced in or by such courts. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(iii) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

(iv) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(o) No Ownership Interest. All rights and ownership of and relating to the Shareholder Shares shall remain vested in and belong to Shareholder and its subsidiaries, and neither ILG nor MVW will have any authority to exercise any power or authority to direct Shareholder in the voting of any Shareholder Shares, except as otherwise specifically provided herein.

(p) Waiver.

(i) Shareholder, on behalf of itself and the Liberty Controlled Affiliates, hereby waives any and all of Shareholder’s rights pursuant to Section 6 of the Amended Spinco Agreement with respect to the Combination Transactions as contemplated by the Merger Agreement; provided, that, any amendment to the Merger Agreement following the date hereof that would reasonably be expected to have an effect upon Shareholder’s determination to waive such rights under Section 6 of the Amended Spinco Agreement shall require a new waiver of Shareholder’s rights pursuant to Section 6 of the Amended Spinco Agreement other than any amendment to the Merger Agreement entered into as a result of ILG’s receipt and consideration of a Superior Proposal pursuant to Section 4.2 of the Merger Agreement. The Amended Spinco Agreement shall otherwise remain unmodified and in full force and effect until the expiration or termination of such Amended Spinco Agreement in accordance with its terms (which, for the avoidance of doubt, shall occur upon the consummation of the Combination Transactions as contemplated by the Merger Agreement (without giving effect to any Material Amendment thereto following the date hereof)), at which time Shareholder shall have no further obligations thereunder.

(ii) Notwithstanding anything to the contrary set forth herein, the waiver described in clause (i) of this Section 5(p) shall survive a termination of the Merger Agreement effected in connection with ILG’s acceptance of a Superior Proposal and the execution of an agreement in respect thereof, so long as the new acquiring person of ILG or the new parent entity resulting from the transactions contemplated by such agreement in respect of such Superior Proposal agrees (as part of such Superior Proposal) to assume the obligations set forth in Sections 5(b) and 5(g) of this Agreement. For the avoidance of doubt, and notwithstanding the provisions of the first sentence of Section 6.1(a) of the Amended Spinco Agreement, Shareholder waives the advance notice requirements of Section 6(a)(i) of the Amended Spinco Agreement in respect of any and all proposals relating to the Combination Transactions, the execution of the Merger Agreement, any amendment thereto or ILG’s acceptance of a Superior Proposal and the execution of an agreement in respect thereof (as contemplated by the Merger Agreement).

(q) Registration Rights.

(i) Immediately after and contingent upon the Final Holdco Merger Effective Time, (A) MVW shall assume all of ILG’s rights and obligations under the Amended and Restated Registration Rights Agreement, dated as of October 27, 2015, by and among

Shareholder, the Liberty Parties (as defined therein) and ILG (as so assumed, the “Registration Rights Agreement”), (B) MVW shall be substituted for ILG as the “Issuer” for all purposes under the Registration Rights Agreement and (C) all shares of MVW Common Stock received by Shareholder in the Combination Transactions shall constitute “Registrable Shares” for all purposes under the Registration Rights Agreement (notwithstanding anything to the contrary set forth therein); provided that any such shares shall cease to be Registrable Shares when the shares of MVW Common Stock received by Shareholder in the Combination Transactions which are then owned by the Shareholder constitute less than 2% of the then outstanding shares of MVW Common Stock.

(ii) In addition to the rights of Shareholder and the obligations of MVW set forth in the Registration Rights Agreement, as soon as reasonably practicable following the Final Holdco Merger Effective Time, MVW shall prepare and file with the SEC a shelf Registration Statement on Form S-3 (such shelf Registration Statement to be an ASRS (as defined in the Registration Rights Agreement) to the extent that MVW is ASRS eligible) with respect to the registration under the Securities Act of the resale of all of the Registrable Shares (the “Transaction Shelf Registration Statement”). Such Transaction Shelf Registration Statement shall include a prospectus sufficient to permit the resale of all such shares of MVW Common Stock by Shareholder. The Issuer shall use its reasonable best efforts to cause such Transaction Shelf Registration Statement to become effective immediately upon filing and to keep such Transaction Shelf Registration Statement continuously effective subject to the Securities Act.

(iii) Notwithstanding anything to the contrary in this Agreement or in the Registration Rights Agreement but subject to Sections 2.05 and 2.06 of the Registration Rights Agreement, if Shareholder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 1-day or less marketing period, including overnight bought deals (collectively, an “Underwritten Block Trade”) pursuant to a shelf registration statement under Rule 415 (either through filing an ASRS or through a take-down from an already effective shelf registration statement, including the Transaction Shelf Registration Statement), then Shareholder shall notify MVW of the Underwritten Block Trade three business days prior to the date such Underwritten Block Trade is to commence. MVW shall use its reasonable best efforts to facilitate such Underwritten Block Trade, which may close as early as two business days after the date it commences. Shareholder shall use its reasonable best efforts to work with MVW and the underwriters (including by disclosing the maximum number of shares of MVW Common Stock proposed to be the subject to any potential Underwritten Block Trade) prior to making such request in order to facilitate preparation of a registration statement (including filing an ASRS) (to the extent necessary), prospectus and other offering documentation relating to the Underwritten Block Trade.

(iv) For the avoidance of doubt, in the event that this Agreement terminates without the Final Holdco Merger Effective Time having occurred, the Registration Rights Agreement (without giving effect to any such assumption by MVW) will continue in full force and effect.

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IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

ILG, INC.

By:	/s/ Craig M. Nash
Name:	Craig M. Nash
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Qurate Retail Voting and Support Agreement]

QURATE RETAIL, INC.

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President

LIBERTY USA HOLDINGS, LLC

By:	Liberty Interactive LLC, its sole member and manager

By:	Qurate Retail, Inc., its sole member and manager

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President

[Signature Page to Qurate Retail Voting and Support Agreement]

MARRIOTT VACATIONS WORLDWDE CORPORATION

By:	/s/ John E. Geller, Jr.
Name:	John E. Geller, Jr.
Title:	Executive Vice President and Chief Financial and Administrative Officer

[Signature Page to Qurate Retail Voting and Support Agreement]